Stephen B. Morris
Chairman, President & Chief Executive Officer
Arbitron Inc.
142 West 57th Street
New York, NY 10019
T (212) 887-1414

August 31, 2007

RE: PPM Progress Report

Dear Valued PPM Client:

I want to thank you and your colleagues in the radio industry for your support of the PPM service. We understand and appreciate the concerns some of you have raised about the current status of our PPM panels in Houston-Galveston and Philadelphia. Our goal is to do a better job of communicating about areas of concern and what we are doing to address the issues. To that end, I would like to share my high-level sense of where we are, the challenges that lie ahead, several initiatives we have put into place and the recommendations from your Advisory Council.

Philadelphia and Houston Panel Maintenance
We are not hitting our sample targets in both markets. While sample sizes in Houston and Philadelphia debuted at or close to target, the total panel size dropped over the summer as we introduced a new “tough love” panel-management approach. Instead of trying to coach panelists into better compliance over a period of several months, we now give panelists significantly less time to exhibit good compliance (e.g., take the PPM from its dock in the morning, carry it throughout the day and dock it at night), or the household is removed.

As we began removing panelists at a faster pace, we were unable to recruit and install new panelists quickly enough to offset the loss. As of the July survey, we were 193 panelists short versus our average daily target of 1361 in Houston, and 179 panelists short versus our 1530 average daily target in Philadelphia. That put the July total sample index at 86 in Houston and 88 in Philadelphia.

Based on initiatives and additional dollar investments that we began earlier this summer, we fully expect to increase the panel sizes in these markets to their targets by late September/early October. We recognize that you expect us to reach our targets, and we acknowledge that our recent performance on this has fallen short.

Let me be clear about one critical point. Despite the shortfall in total in-tab, the audience data are statistically reliable, and audience trends from month to month are stable and credible. When the PPM does show differences in the ratings, clients can be confident that those differences reflect changes in programming or marketing.

Introducing the PPM Sample Target Guarantee
The Arbitron Radio Advisory Council, led by Chairman Steve Sinicropi, has urged us to take strong steps to instill “confidence in the currency” by holding ourselves more accountable for the delivery of key metrics on PPM. We understand that you want us to have some “skin in the game” when it comes to our sample targets. Therefore, as of October 1, 2007, we will implement a PPM sample guarantee in which we will provide a deduction from your monthly bill if we fall below a minimum threshold of our 6+ Metro sample size target for the panel. We will work with the Radio Advisory Council on the details of the plan to make sure that it is meaningful.

We will continue to do all we can to hit our targets, and we have put a series of initiatives into place to focus more tightly on the in-tab sample. Recognizing that research like this is both art and science, we are unlikely to be perfect each month. However, we should establish reasonable parameters and then be “on the line” to deliver. That’s what this sample guarantee is all about.

The Houston Weekly Reissue
A couple of weeks ago, we reissued the weekly data for July 26–August 1 in Houston because of a data processing error that caused the records from approximately 200 in-tab panelists to be excluded from the data set used by our software. Unfortunately, this error was uncovered by clients rather than Arbitron’s quality assurance process. This type of error is unacceptable because it diminishes the credibility of our estimates, and it was compounded by the fact that clients uncovered it instead of Arbitron. We are putting extra quality assurance procedures in place to prevent future errors and uncover potential issues before the data goes to clients.

Sample Proportionality
Sample proportionality in Philadelphia and Houston looks somewhat similar to what we see in the diary service. We are doing well with ethnic groups but poorly with young persons of all races. Young persons’ sample proportionality is especially challenging in Philadelphia, where we have been making slow progress since the beginning of the year. However, we expect to make improvements more quickly over the next few months against these very difficult younger demos.

Panel Builds for New York, Chicago, Los Angeles and Riverside-San Bernardino
As of today, the New York, Middlesex-Somerset-Union and Nassau-Suffolk (Long Island) panels are on track for the September 20th survey start. About half the panel has been installed in Los Angeles, Riverside-San Bernardino and Chicago, and we are pacing on plan for their January 2008 pre-currency survey start. We have begun recruiting in Dallas-Ft. Worth, San Francisco and San Jose.

Communication
While we have had a lot of communication with the Houston and Philadelphia broadcasters, it is clear that we have not done a good enough job of communication outside those markets. There is a lot of interest in PPM as broadcasters in the rest of the top 50 markets ready themselves for the transition. Given the uncertainties surrounding this currency change, it is important that we move forward with more transparency than ever.

The Advisory Council has been of great assistance with a number of key recommendations. Here are some of the new proactive communications events we have put into place:

•	We have instituted a monthly customer teleconference where we review the sample performance and key findings in the PPM data from each market. We then open up the phone lines and take customer questions. We held our first call on August 15 and nearly 200 customers attended the teleconference. The call is open to any customer. The next call is scheduled for September 12th, the day the August PPM ratings release.

•	We will post on our Web site a presentation from the monthly PPM conference call that reviews monthly sample performance and data highlights.

•	We will post on our Web site each week a review of the weekly sample performance from the “PPM Weeklies” data.

•	On September 20th, we will officially begin PPM measurement in New York, and we will hold a customer conference call to detail the sample composition of the panel in the New York market overall, and for the embedded Metros of Nassau-Suffolk and Middlesex-Somerset-Union.

Marketing the GRP and CPP “Reset”
PPM will be in the top ten radio markets next year. It is urgent that we all work together to communicate to media planners the need to reset GRPs/CPPs for 2008.

Our agency staff has been communicating frequently about this message. We are also working on a communication plan that includes advertisements in agency trade publications to alert media planners to focus now for the currency conversion. The current draft of the ad is attached.

Conclusions
We know that you have high expectations of PPM, considering its higher cost and the challenges associated with changing the currency. We are working very hard to train and educate your teams, and we are stepping up our communication to be more open and transparent. We are also focusing on hitting our sample targets, and the new PPM sample guarantee will make Arbitron more accountable.

When I joined Arbitron in 1992, I began learning about a new technology called PPM. During the ensuing years, we worked very closely with the Advisory Council and the radio industry to develop the service. Thank you for your ideas and advice along the way. We look forward to working with you to make PPM a success for the radio industry.

I will provide additional updates as we go forward. Your feedback is welcome at any time.

Warmest regards,

/s/ Steve Morris

Steve Morris